EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into by and among Joe B. Cogdell, Jr. (the “Employee”) and Acorn Energy, Inc. (“Acorn”) and CoaLogix Inc. (“CoaLogix”), a subsidiary of Acorn, as of September 15, 2008. Acorn and CoaLogix are sometimes hereinafter collectively referred to as the “Companies”.

1. Duties and Scope of Employment.

(a) Positions and Duties. Employee’s employment with the Companies will commence January 5, 2009 (the “Effective Date”). As of the Effective Date, Employee will serve as Vice President, General Counsel and Secretary for each of the Companies. Employee will render such other business and professional services in the performance of his duties, consistent with Employee’s position within the Companies as shall be assigned to him, by the CEO of Acorn and the CEO of CoaLogix (collectively, the “CEOs”) or the boards of directors of Acorn and CoaLogix (collectively, the “Boards”) or their designee. The period of Employee’s employment under this Agreement is referred to herein as the “Employment Term.” Employee will office and be located in the headquarters of CoaLogix in Charlotte, North Carolina. Employee will report to the CEOs who, together with Employee, will set Employee’s goals and objectives for each of Acorn and CoaLogix.

(b) Obligations. During the Employment Term, Employee will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the Companies. For the duration of the Employment Term, Employee agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the CEOs or the Boards.

2. At-Will Employment. The Companies and the Employee acknowledge and agree that the Employee’s employment is and shall continue to be at-will, as defined under applicable law. If the Employee’s employment terminates for any reason, including (without limitation) any termination after an announcement of Change of Control and prior to twenty-four months following a Change of Control or the announcement of a Change of Control, whichever comes later, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement.

3. Compensation.

(a) Base Salary. During the Employment Term, CoaLogix will pay Employee as compensation for his services an aggregate base salary at the annualized rate of $300,000 (the “Base Salary”) subject to adjustment based upon the mutual written agreement of the parties. The Base Salary will be paid periodically ($12,500 twice monthly) in accordance with CoaLogix’s normal payroll practices and be subject to the usual, required withholding. Employee’s compensation and benefits will be administered by CoaLogix. CoaLogix will be reimbursed for the portion of Employee’s compensation and benefits that is allocated to Acorn in accordance with terms of the Services Agreement entered into between Acorn and CoaLogix.

(b) Annual Bonus. During the Employment Term, Employee shall be eligible to receive an annual bonus equal to 30% of Employee’s Base Salary based upon criteria including personal, corporate and subjective goals in the approximate percentages of 50%, 30% and 20%, respectively (the “Target Bonus”). Such criteria shall be determined by the CEO and Board of Acorn with respect to Employee’s services rendered to Acorn for which CoaLogix is entitled to reimbursement and by the CEO and Board of CoaLogix with respect to Employee’s services rendered to CoaLogix.

(c) Stock Options and CARs. Employee will be awarded Acorn and CoaLogix stock options as follows: (i) award as of July 30, 2008 of non-qualified executive management stock options for 18,400 shares of capital stock of CoaLogix with an exercise price of fair market value (The fair market value is $5.05 as of date of grant, July 30, 2008, and as of the date of the Agreement herein), vesting over the initial four year period after the Effective Date and conditioned upon Employee’s employment with CoaLogix on the Effective Date per the terms of the CoaLogix 2008 Stock Option Plan and Employee’s stock option agreement with CoaLogix and (ii) award as of the Effective Date of stock options to purchase 120,000 shares of the common stock of Acorn which will be awarded and priced at the closing trading value at the end of the trading session on the Effective Date, which with respect to the Acorn stock options will be incentive stock options to the maximum extent possible, with vesting over the initial four year period after the Effective Date per the terms of the Acorn 2006 Stock Incentive Plan. In addition, Employee will be eligible to participate in the CoaLogix and Subsidiaries Capital Appreciation Rights Plan (the “CARs Plan”) to receive a CARs Award of 2.5% of the Aggregate Award Pool per the terms of the CARs Plan. Employee will have the right to participate in any future financing of CoaLogix at the same level and priority as Acorn.

4. Employee Benefits. During the Employment Term, Employee will be entitled to participate in the employee benefit plans currently and hereafter maintained by CoaLogix of general applicability to other senior executives including, but not limited to, medical and dental insurance, short and long-term disability insurance and group life insurance and 401(k) retirement plan (which currently provides a 60% company match on the first 6% of Employee’s eligible compensation contributed to the plan with immediate vesting of company contributions). CoaLogix reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

Employee will have paid holidays and four weeks paid vacation annually (20 business days) with vacation days earned on an accrual basis from the Effective Date in accordance with CoaLogix’s policy applicable to senior officers.

The Companies will provide Employee with the following additional benefits at Companies’ expense: officer’s liability insurance with coverage equal to that provided to other senior officers of the Companies, legal malpractice insurance with a coverage amount not less than $2,000,000 per occurrence, bar and legal association dues and continuing legal education programs (including program cost and reasonable travel expenses) sufficient for Employee to satisfy bar required continuing legal education requirements and provide Employee with education regarding legal developments affecting the Companies, subject to the CoaLogix CEO’s determination of the reasonableness of the expenses. Time spent by Employee at continuing legal education programs will be considered work related and not vacation so long as the amount of time is reasonable and does not unduly interfere with Employee’s performance of his obligations under this Agreement.

5. Severance Benefits.

(a) Termination Not in Connection with a Change of Control. If the Employee’s employment with either Acorn or CoaLogix terminates as a result of Involuntary Termination (as defined below) other than for Cause at any time prior to an announcement of a Change of Control or on or after the date that is twenty-four months following a Change of Control or the announcement of a Change of Control, whichever comes later (a “Non-Change of Control Severance Termination”), then, subject to Employee (i) executing and not revoking a standard release of claims in favor of the Companies within twenty-eight (28) days of the Termination Date, provided that such release shall preserve all indemnification rights of Employee (a “Release”), and (ii) not breaching the provisions of Section 6 hereof and the Confidential Information and Invention Assignment Agreement, then Employee shall be entitled to receive the following severance and non-competition benefits:

(i) Severance Payments. Thirty (30) days following the employment Termination Date, CoaLogix shall pay Employee an aggregate amount equal to 200% of the Employee’s then current Annual Compensation (i.e., a total of two year’s Annual Compensation) less applicable taxes with such amount to be paid over the next twenty-four months in accordance with CoaLogix’s normal payroll practices.

(ii) COBRA. Subject to Employee timely electing continuation coverage under Title X of the Consolidated Budget Reconciliation Act of 1985 (“COBRA”), CoaLogix shall subsidize Employee and his eligible dependent’s COBRA premiums so that Employee pays the same premium as an active employee of the Companies for a period equal to the lesser of (A) eighteen months following the Employee’s Termination Date or (B) the period of time immediately preceding the date upon which Employee becomes covered under the group health plans of another employer with comparable group health benefits and levels of coverage, provided that if Employee has not become covered under the group health plans of another employer with comparable group health benefits and levels of coverage at the end of such eighteen month period, CoaLogix shall continue to pay the employer premium portion of CoaLogix’s group health plan, if permissible, and, if not permissible, shall pay such amount directly to Employee for the lesser of (A) six months following the Employee’s Termination Date or (B) the period of time immediately preceding the date upon which Employee becomes covered under the group health plans of another employer with comparable group health benefits and levels of coverage.

Provided, however, for purposes of this Section 5(a) only and notwithstanding the above provisions of Section 5(a) to the contrary, in the event any action, event or occurrence described in Section 9(f) (the definition of “Involuntary Termination”) is caused by either Acorn or CoaLogix, but not both, and the other one of Acorn or CoaLogix which did not cause such action, event or occurrence offers in writing to Employee within three days of the date of such action, event or occurrence to (i) employ Employee on a full-time basis and assume full responsibility for (and to pay and provide to Employee) 100% of all of Employee’s aggregate compensation (including Base Salary and Target Bonus) and benefits described in this Agreement and (ii) assume all of the obligations of both Acorn and CoaLogix to Employee set forth in this Agreement, then such action, event or occurrence shall not be an Involuntary Termination for purposes of only that particular such action, event or occurrence, and in such instance (and in such instance only) Employee shall not be entitled to severance benefits described above in this Section 5(a).

(b) Termination in Connection with a Change of Control. If the Employee’s employment terminates with either Acorn or CoaLogix as a result of Involuntary Termination (as defined below) other than for Cause at any time after an announcement of a Change of Control and prior to twenty-four months following a Change of Control or the announcement of a Change of Control, whichever comes later (the “Change of Control Period”) (a “Change of Control Severance Termination”), then, subject to Employee (i) executing and not revoking a Release within twenty-eight (28) days of the Termination Date, (ii) not breaching the provisions of Section 6 hereof and the Confidential Information and Invention Assignment Agreement and (iii) the provisions of Section 8 hereof, the Employee shall be entitled to receive the following severance benefits:

(i) Severance and Non-Competition Payment. A cash payment in an amount equal to 200% of Employee’s Annual Compensation (i.e., a total of two years’ Annual Compensation) payable thirty (30) days after the Termination Date.

(ii) Continued Employee Benefits. One hundred percent (100%) CoaLogix-paid health, dental and life insurance coverage at the same level of coverage as was provided to such employee immediately prior to the Change of Control Severance Termination (the “CoaLogix-Paid Coverage”) as provided herein. If such coverage included the Employee’s dependents immediately prior to the Change of Control Severance Termination, such dependents shall also be covered at CoaLogix expense. CoaLogix-Paid Coverage shall continue until the earlier of (A) eighteen months following the date of the Involuntary Termination or (B) the date that the Employee and his dependents become covered under another employer’s group health, dental or life insurance plans that provide Employee and his dependents with comparable benefits and levels of coverage provided that if Employee has not become covered under the group health plans of another employer with comparable group health benefits and levels of coverage at the end of such eighteen month period, CoaLogix shall continue to pay the employer premium portion of CoaLogix’s group health plan, if permissible, and, if not permissible, shall pay such amount directly to Employee for the lesser of (A) six months following the Employee’s Termination Date or (B) the period of time immediately preceding the date upon which Employee becomes covered under the group health plans of another employer with comparable group health benefits and levels of coverage. For purposes of COBRA, the date of the “qualifying event” for Employee and his dependents shall be the date upon which the CoaLogix-Paid Coverage terminates.

(iii) Timing of Severance & Non-Competition Payments. Any Change of Control severance and non-competition payments to which Employee is entitled under Section 5(b)(i) shall be paid by CoaLogix to the Employee (or to the Employee’s successor in interest, pursuant to Section 10(b)) in cash and in full, thirty (30) calendar days following the Termination Date, subject to Sections 9(g) and 12(f).

(c) Voluntary Resignation; Termination For Cause. If the Employee’s employment with Acorn or CoaLogix terminates by reason of the Employee’s voluntary resignation (and is not an Involuntary Termination), or if the Employee’s employment with Acorn or CoaLogix is terminated for Cause, then the Employee shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Companies’ then existing option, severance and benefits plans and practices and Employee’s employment with the other one of Acorn or CoaLogix shall also terminate at the same time unless the other company offers in writing to Employee to (i) employ Employee on a full-time basis and assume full responsibility for (and to pay and provide to Employee) 100% of all of Employee’s aggregate compensation (including Base Salary and Target Bonus) and benefits described in this Agreement and (ii) assume all of the obligations of both Acorn and CoaLogix to Employee set forth in this Agreement.

(d) Disability; Death. If Acorn or CoaLogix terminates the Employee’s employment as a result of the Employee’s Disability, or such Employee’s employment with Acorn or CoaLogix is terminated due to the death of the Employee, then the Employee shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Companies’ then existing severance and benefits plans and practices or pursuant to other agreements with the Companies.

6. Non-Competition and Non-Solicitation.

(a) Employee’s Covenants. In consideration of the Companies hiring Employee on the terms described above, Employee hereby agrees that during the Non-Competition Period (as defined below), the Employee shall not in the Non-Competition Territory (as defined below), through an entity of which he is a partner, shareholder, officer, director, employee, manager, associate, agent, consultant, or owner, (i) solicit Business (as defined below) from any Customer (as defined below) of the Companies or any Customer with which he has had material contact during the term of his employment, (ii) employ or recruit for employment, or cause the inducement of same, on his own behalf or for any company engaged in the Business, any person employed by the Companies as of the date of the termination of the Employee’s employment, (iii) serve in the Business in a capacity identical to or similar to that capacity in which the Employee worked at the Companies or (iv) serve in the Business in a management level position with any company which is a competitor of the Companies.

“Customer” shall mean any person or entity that purchased any goods or services from the Companies during the twelve months immediately preceding the date of termination of the Employee’s employment. The “Non-Competition Period” shall mean a period of eighteen months following the termination, for any reason, of Employee’s employment. “Non-Competition Territory” means:

(i) The countries of the United States, Canada and Mexico and any additional country in the world in which the Companies conducts Business after the Effective Date; or

(ii) If the preceding subdivision is determined by a court of competent jurisdiction to be too broad, the territory shall be the United States, Canada and Mexico; or

(iii) If the preceding subdivision is determined by a court of competent jurisdiction to be too broad, the territory shall be the United States; or

(iv) If the preceding subdivision is determined by a court of competent jurisdiction to be too broad, the territory shall be the states of the United States located east of the Mississippi River.

Notwithstanding the foregoing, Employee may, without violating this Section 6, own, as a passive investment, shares of capital stock of a publicly-held corporation that engages in the Business where the number of shares of such corporation’s capital stock that are owned by Employee represent less than five percent of the total number of shares of such corporation’s capital stock outstanding. Further, if the Employee notifies the CEOs or the Boards in writing about potential employment that may be construed as in the Business, the CEOs or Boards shall consider in good faith whether such potential employment may be construed as in the Business and to notify Employee of its determination in writing or by e-mail within a reasonable period of time.

(b) Conditional Payments. The severance payments set forth in Section 5 (to the extent Employee is otherwise entitled to such payments) shall be conditioned upon Employee complying with all covenants set forth in this Section 6, the Agreement and the Confidential Information and Invention Assignment Agreement.

(c) Understanding of Covenants. Employee represents and agrees that he (i) is familiar with the foregoing covenants not to compete and not to solicit and (ii) is fully aware of his obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants. The Employee acknowledges and agrees that the provisions of this Section are reasonable and an integral part of his employment relationship with the Companies and that the restrictions contained within this Section are part of the consideration received by the Companies in connection with the entering into the employer-employee relationship with the Employee, and that the restrictions are necessary to protect the Companies’ legitimate business interests and to prevent the Employee from unfairly taking advantage of those contacts established or strengthened and the knowledge gained while with the Companies.

(d) Cessation of Payments and Benefits Upon Breach. Upon any breach of this Agreement or the Confidential Information and Invention Assignment Agreement by Employee, all severance payments pursuant to Section 5 shall immediately cease and terminate, and Employee shall be obligated to immediately return to the Companies the full amount of any severance payments previously paid to Employee.

(e) Survival of Restrictions. In the event that any provision of this Section 6 relating to the time period of the restrictions, the definitions of Customer or Business, the breadth of restricted activities or geographic area, or related matters, is declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, then such aspects of this Section 6 as would be deemed reasonable and enforceable by the court will become and thereafter be the maximum restriction in such regard, and such restriction will remain enforceable to the fullest extent deemed reasonable by such court. The restrictions set forth in this Section 6 shall survive the termination of this Agreement or Employee’s termination of employment.

(f) Inadequacy of Monetary Damages. The Employee acknowledges and agrees that monetary damages alone would not adequately compensate the Companies in the event of a breach by the Employee of any of the provisions of this Section 6 or the Confidential Information and Invention Assignment Agreement. In the event of a breach or threatened breach by the Employee of any of the provisions of this Section 6 or the Confidential Information and Invention Assignment Agreement, the Companies will have the right to seek both monetary damages for any past breach and equitable relief, including specific performance by means of an injunction or other action against the Employee or against the Employee’s partners, agents, representatives, servants, employers, employees, associates or any and all other persons acting directly or indirectly by or with him, to prevent or restrain any breach.

(g) Companies. For purposes of this Section 6 “Companies” shall be deemed to mean CoaLogix, Inc. and Acorn Energy, Inc.

7. Attorney Fees, Costs and Expenses. With respect to any Change of Control Severance Termination only, the Companies will reimburse Employee for the reasonable attorney fees, costs and expenses incurred by the Employee in connection with any action brought by Employee to enforce his rights hereunder, provided such action is not decided in favor of the Companies.

8. Limitation on Payments.

(a) In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Employee (i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) but for this Section 8, would be subject to the excise tax imposed by Section 4999 of the Code, then the Employee’s severance benefits under this Agreement shall be either

(A) delivered in full, or

(B)	delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Employee on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Any taxes due under Section 4999 shall be the responsibility of the employee.

(b) If a reduction in the payments and benefits that would otherwise be paid or provided to the Employee under the terms of this Agreement is necessary to comply with the provisions of Section 8(a), the Employee shall be entitled to select which payments or benefits will be reduced and the manner and method of any such reduction of such payments or benefits subject to reasonable limitations (including, for example, express provisions under the Companies’ benefit plans) (so long as the requirements of Section 8(a) are met). Within thirty (30) days after the amount of any required reduction in payments and benefits is finally determined in accordance with the provisions of Section 8(c), the Employee shall notify the Companies in writing regarding which payments or benefits are to be reduced. If no notification is given by the Employee, the Companies will determine which amounts to reduce. If, as a result of any reduction required by Section 8(a), amounts previously paid to the Employee exceed the amount to which the Employee is entitled, the Employee will promptly return the excess amount to the Companies.

(c) Unless the Companies and the Employee otherwise agree in writing, any determination required under this Section 8 shall be made in writing by the Companies’ primary outside tax advisors immediately prior to the Change of Control (the “Accountants”), whose determination shall be conclusive and binding upon the Employee and the Companies for all purposes. For purposes of making the calculations required by this Section 8, the Accountants may, after taking into account the information provided by the Employee, make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Companies and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Companies shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 8.

9. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a) Annual Compensation. “Annual Compensation” means an amount equal to the greater of (i) Employee’s Base Salary for the twelve (12) months preceding the Change of Control or the Termination Date, whichever is applicable, plus the Employee’s Target Bonus for the same period, or (ii) Employee’s Base Salary on an annualized basis and the Employee’s Target Bonus as of the Termination Date.

(b) Business. “Business” shall mean (i) selective catalytic reduction (“SCR”) catalyst and management services including, but not limited to the cleaning, rejuvenation and regeneration of SCR catalysts and managing SCR catalysts for utilities and independent power producers and (ii) any other businesses engaged in by CoaLogix and Acorn or any of their affiliates including, but not limited to, activities, products, services or lines of business acquired or developed by CoaLogix or, Acorn or any of their affiliates after the Effective Date.

(c) Cause. “Cause” shall mean (i) any act of personal dishonesty taken by the Employee in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of the Employee, (ii) the conviction of or plea of nolo contendere or guilty to a felony, (iii) a willful act by the Employee that constitutes gross misconduct and that is injurious to the Companies, (iv) for a period of not less than thirty (30) days following delivery to the Employee of a written demand for performance from the Companies that describes the basis for the Companies’ belief that the Employee has not substantially performed his duties, a continued violation by the Employee of the Employee’s obligations to the Companies that are demonstrably willful and deliberate on the Employee’s part or (v) Employee’s breach of this Agreement or any covenant contained in this Agreement or the Confidential Information and Invention Assignment Agreement or any covenant contained therein. Any dismissal for cause must be approved by the CEO or the Board prior to the dismissal date.

(d) Change of Control. “Change of Control” means the occurrence of any of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of Acorn representing fifty percent (50%) or more of the total voting power represented by Acorn’s then outstanding voting securities;

(ii) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than Acorn, or an affiliated entity, becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of CoaLogix representing fifty percent (50%) or more of the total voting power represented by CoaLogix’s then outstanding voting securities;

(iii) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than Acorn, CoaLogix or an affiliated entity, becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of SCR-Tech LLC (“SCR-Tech”) or CoaLogix Solutions Inc. (“CoaLogix Solutions”) representing fifty percent (50%) or more of the total voting power represented by SCR-Tech’s or CoaLoagix Solutions’, as the case may be, then outstanding voting securities;

(iv) A change in the composition of Acorn’s Board of Directors occurring within a twelve-month period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of Acorn as of the date hereof, or (B) are elected, or nominated for election, to Acorn’s Board of Directors with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to Acorn’s Board of Directors);

(v) The consummation of a merger or consolidation of CoaLogix with any other corporation, other than a merger or consolidation that would result in the voting securities of CoaLogix outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or such surviving entity’s parent) at least fifty percent (50%) of the total voting power represented by the voting securities of CoaLogix or such surviving entity or such surviving entity’s parent outstanding immediately after such merger or consolidation;

(vi) The consummation of a merger or consolidation of SCR-Tech or CoaLogix Solutions with any other corporation (other than a merger or consolidation with Acorn, CoaLogix or an affiliated entity), other than a merger or consolidation that would result in the voting securities of SCR-Tech or CoaLogix Solutions outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or such surviving entity’s parent) more than fifty percent (50%) of the total voting power represented by the voting securities of SCR-Tech or CoaLogix Solutions, as the case may be, or such surviving entity or such surviving entity’s parent outstanding immediately after such merger or consolidation;

(vii) The consummation of a merger or consolidation of Acorn with any other corporation (other than a merger or consolidation with SCR-Tech, CoaLogix, CoaLogix Solutions or an affiliated entity), other than a merger or consolidation that would result in the voting securities of Acorn outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or such surviving entities’ parent) more than fifty percent (50%) of the total voting power represented by the voting securities of Acorn or such surviving entity or such surviving entities’ parent outstanding immediately after such merger or consolidation;

(viii) The consummation of the sale or disposition by Acorn of all or seventy-five percent (75%) or more of Acorn’s assets;

(ix) The consummation of the sale or disposition by SCR-Tech or CoaLogix Solutions of all or seventy-five percent (75%) or more of SCR-Tech’s or CoaLogix Solutions’ assets; or

(x) The consummation of the sale or disposition by CoaLogix of all or seventy-five percent (75%) or more of CoaLogix’s assets.

(e) Disability. “Disability” shall mean that the Employee has been unable to perform his Companies duties as the result of his incapacity due to physical or mental illness, and such inability, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by the Companies or its insurers and acceptable to the Employee or the Employee’s legal representative (such agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least thirty (30) days' written notice by the Companies of their intention to terminate the Employee’s employment. In the event that the Employee resumes the performance of substantially all of his duties hereunder before the termination of his employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

(f) Involuntary Termination. “Involuntary Termination” shall mean (i) without the Employee’s express written consent, the significant reduction of the Employee’s duties, authority or responsibilities, relative to the Employee’s duties, authority or responsibilities as in effect immediately prior to such reduction, or the assignment to Employee of such reduced duties, authority or responsibilities, except to the extent provided in the last paragraph of Section 5(a); provided, however, that so long as Employee remains the Vice President, General Counsel and Secretary of the Companies (or, to the extent provided in the last paragraph of Section 5(a), either Company), or, following a Change of Control of either or both of the Companies, whatever entity or entities substantially contains the Companies’ business, in either case with the duties, authority and responsibilities that are commensurate with such position, then Employee shall have no grounds for an Involuntary Termination pursuant to this Section 9(f)(i) or 9(f)(viii); provided, further, that if Employee reports to someone other than the CEOs of the Companies, that shall not in and of itself constitute grounds for an Involuntary Termination pursuant to this Section 9(f)(i) or 9(f)(viii); (ii) without the Employee’s express written consent, a substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to the Employee immediately prior to such reduction; (iii) a reduction in the base salary or Target Bonus of the Employee as in effect immediately prior to such reduction; (iv) a material reduction in the kind or level of employee benefits to which the Employee was entitled immediately prior to such reduction with the result that the Employee’s overall benefits package is significantly reduced; (v) the relocation of the Employee to a facility or a location more than fifty miles from the Employee’s then present location, without the Employee’s express written consent; (vi) any purported termination of the Employee by either of the Companies that is not effected for Disability or for Cause, or, during the Change of Control Period only, any purported termination for which the grounds relied upon are not valid; (vii) the failure of either of the Companies to obtain the assumption of this Agreement by any successors contemplated in Section 10(a) below; or (viii) during the Change of Control Period only, any act or set of facts or circumstances that would, under North Carolina case law or statute constitute a constructive termination of the Employee. However, with respect to any non-Change of Control Severance Termination, an Involuntary Termination shall not be deemed to have occurred unless Employee provides written notice to the Companies describing the nature of the event that he believes forms the basis for Involuntary Termination and the Companies do not cure such event within ten (10) days following receipt of such notice.

(g) Termination Date. “Termination Date” shall mean (i) if this Agreement is terminated by either of the Companies for Disability, thirty (30) days after notice of termination is given to the Employee (provided that the Employee shall not have returned to the performance of the Employee’s duties on a full-time basis during such thirty (30)-day period), (ii) if the Employee’s employment is terminated by either of the Companies for any other reason, the date on which a notice of termination is given, provided that if within thirty (30) days after either of the Companies gives the Employee notice of termination, the Employee notifies such company that a dispute exists concerning the termination or the benefits due pursuant to this Agreement, then the Termination Date shall be the date on which such dispute is finally determined, either by mutual written agreement of the parties, or a by final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected), or (iii) if the Agreement is terminated by the Employee, the date on which the Employee delivers the notice of termination to the Companies.

10. Successors.

(a) Companies’ Successors. Any successor to either of the Companies (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of such company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as such company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Companies” shall include any successor to the Companies’ business and/or assets which executes and delivers the assumption agreement described in this Section 10(a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Employee’s Successors. The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

11. Notice.

(a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Companies in writing. In the case of the Companies, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of their respective CEOs, as follows:

CoaLogix, Inc.
11701 Mt Holly Rd.
Charlotte, NC 28214
Attention: CEO

Acorn Energy, Inc.
4 W. Rockland Road
P. O. Box 4
Montchanin, DE 19710
Attention: CEO

(b) Notice of Termination. Any termination by the Companies for Cause or by the Employee as a result of a voluntary resignation or an Involuntary Termination shall be communicated by a notice of termination to the other party hereto given in accordance with Section 11(a) of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than thirty (30) days after the giving of such notice). The failure by the Employee to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his rights hereunder.

12. Miscellaneous Provisions.

(a) No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any severance payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source, provided Employee is in compliance with all obligations that the Employee owes under this Agreement.

(b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Companies (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Whole Agreement. This Agreement together with the Confidential Information and Invention Assignment Agreement represent the entire understanding of the parties hereto with respect to the subject matter hereof and supersede in their entirety all prior arrangements and understandings regarding same, including any offer letter, promotion letter, employment agreement, oral representation or promise or other agreement regarding Employee’s employment terms with the Companies. Other than this Agreement and the Confidential Information and Invention Assignment Agreement, no agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.

(d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of North Carolina without regard to principles of conflicts of laws.

(e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(f) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(h) No Conflicting Obligations. The Employee acknowledges that performance of employment-related duties for the Companies will not cause any breach or violation of any other employment, non-competition, or similar agreement to which the Employee may be bound. Furthermore, the Employee agrees that he will not use or otherwise disclose to the Companies any trade secrets or confidential information of another person or entity (including any former employer) if and to the extent that such would be a breach or violation of any duty owed to that person or entity.

(i) Assignment and Succession. This Agreement is personal to the Employee, and the Employee may not assign or delegate any of his rights or obligations hereunder. The obligations of Employee under this Agreement shall continue after the termination of Employee’s employment and shall be binding on Employee’s heirs, executors, legal representatives and assigns. Such obligations shall inure to the benefit of any successors or assigns of Companies. Employee specifically acknowledges that in the event of a sale of all or substantially all of the assets of Companies, or any other event or transaction resulting in a change of ownership or control of Companies’ business, the rights and obligations of the parties hereunder shall inure to the benefit of any transferee, purchaser, or future owner of Companies’ business. This Agreement may be assigned only by Employer.

(j) Binding Effect. This Agreement shall be binding upon the parties hereto and it shall inure to the benefit of the Companies’ successors.

(k) Waiver of Provisions. The terms, covenants, representations, warranties, and conditions of this Agreement may be waived only by a written instrument executed by the party waiving compliance. The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right at a later date to enforce the same or to enforce any future compliance with or performance of any of the provisions hereof. No waiver by any party of any condition or the breach of any provision, term, covenant, representation, or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement.

(l)  Section 409A.

(i) With respect to payments under this Agreement, for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), each severance payment and COBRA continuation reimbursement payment will be considered one of a series of separate payments.

(ii) The Employee will be deemed to have Date of Termination for purposes of determining the timing of any payments that are classified as deferred compensation only upon a “separation from service” within the meaning of Section 409A.

(iii) Any amount that the Employee is entitled to be reimbursed under this Agreement will be reimbursed to the Employee as promptly as practical and in any event not later than sixty days after Employee has submitted to CoaLogix or Acorn, as the case may be, the appropriate reimbursement request and substantiation for the amount to be reimbursed, and the amount of the expenses eligible for reimbursement during any calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year.

(iv) If on the due date for any payment pursuant to Section 5, all revocation periods with respect to the Release have not yet expired, such payment will not be made until such revocation period has expired and if such revocation period has not expired by the end of the calendar year in which the payment would have otherwise been made, the payment shall be forfeited.

(v) To the extent the Employee would be subject to the additional 20% tax imposed on certain deferred compensation arrangements pursuant to Section 409A of the Code as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such tax and the parties shall promptly execute any amendment reasonably necessary to implement this Section 12(l)(v)). The Employee and the Companies agree to cooperate to make such amendments to the terms of this Agreement as may be necessary to avoid the imposition of penalties and additional taxes under Section 409A of the Code to the extent possible; provided however, that the Companies agrees that any such amendment shall provide the Employee with economically equivalent payments and benefits, and the Employee agree that any such amendment will not materially increase the cost to, or liability of, the Companies with respect to any payments.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Companies by their duly authorized officers, as of the day and year set forth below.

COALOGIX	CoaLogix INC.

	By:	/s/ William J. McMahon
William J. McMahon

Its: CEO

Date: September 15, 2008

ACORN		ACORN ENERGY, INC.

	By:	/s/ John A. Moore
John A. Moore

Its: CEO

Date: September 15, 2008

EMPLOYEE		/s/Joe B. Cogdell, Jr.
Joe B. Cogdell, Jr.

Date: September 15, 2008